SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ______

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

                           Check the appropriate box:
                         [X] Preliminary Proxy Statement
                [ ] Confidential, for Use of the Commission Only
                       (as permitted by Rule 14a-6(e)(2))
                         [ ] Definitive Proxy Statement
                       [ ] Definitive Additional Materials
 [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Possis Medical, Inc.
                (Name of Registrant as Specified in its Charter)

     Payment of Filing Fee (Check the appropriate box): [X] No fee required [ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

     1. Title of each class of securities to which transaction applies:

     2. Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4.  Proposed maximum aggregate value of transaction:

     5. Total fee paid:

     [ ] Fee paid previously with  preliminary  materials.

     [ ] Check box if any part of the fee is offset as provided by exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                [GRAPHIC OMITTED]




                          9055 Evergreen Boulevard N.W.
                        Minneapolis, Minnesota 55433-8003

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                December 9, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Possis Medical, Inc., a Minnesota corporation, will be held on Wednesday, December 9, 1998, at 4:00 p.m. at the Minneapolis Marriott City Center, 30 South Seventh Street, Minneapolis, Minnesota 55402, for the following purposes:

     1. To elect five (5) directors.

     2. To approve issuance of the Corporation's Common Stock upon conversion of the Corporation's Series A Convertible Debentures.

     3. To ratify the selection of Deloitte & Touche LLP as independent certified public accountants for the Corporation. 4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record on the transfer books of the Corporation as of the close of business on Friday, October 16, 1998, will be entitled to vote at the meeting.

     Your attention is respectfully directed to the enclosed Proxy. Whether or not you intend to be present at the meeting, please complete, sign and return the Proxy in the enclosed envelope.

                                         By Order of the Board of Directors

                                         IRVING R. COLACCI
                                         Secretary

Dated: October 30, 1998

                                [GRAPHIC OMITTED]


                          9055 Evergreen Boulevard N.W.
                        Minneapolis, Minnesota 55433-8003

                                 PROXY STATEMENT

                     SOLICITATION AND REVOCATION OF PROXIES

     This Proxy Statement is furnished to the Shareholders of Possis Medical, Inc. (the "Corporation"), in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on December 9, 1998, and any adjournments thereof. The enclosed Proxy is solicited by the Board of Directors of the Corporation.

     A person giving the enclosed Proxy has the power to revoke it at any time before the convening of the Annual Meeting. Revocation must be in writing, signed in exactly the same manner as the Proxy, and dated. Revocations of Proxy will be honored if received at the offices of the Corporation, addressed to the attention of Irving R. Colacci, Secretary, on or before December 8, 1998. In addition, on the day of the Meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting hall.

     Proxies not revoked will be voted in accordance with the choice specified by Shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the slate of directors proposed by the Board of Directors and listed herein. If a Shareholder abstains from voting as to any matter, then the shares held by such Shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall not be deemed to be represented at the Meeting for purposes of calculating the vote for approval of such matter, but will be deemed to be present for purposes of determining the presence of a quorum.

     The Corporation will bear the cost of the solicitation of Proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to, and obtaining Proxies from, beneficial owners of the Corporation's Common Shares. In addition to the use of the mails, Proxies may be solicited by personal interview, telephone, letter or facsimile. Proxies may be solicited by officers or other employees of the Corporation, who will receive no special compensation for their services. The Corporation's management intends to send this Proxy Statement and the enclosed Proxy to Shareholders commencing on approximately October 30, 1998.


                                  VOTING RIGHTS

     At October 16, 1998, 12,254,941 Common Shares, the only voting securities of the Corporation, were outstanding. Each Common Share is entitled to one vote. Shareholders are not entitled to cumulate their votes in the election of Directors. Only holders of Common Shares of record at the close of business on October 16, 1998, will be entitled to notice of and to vote at this Annual Meeting of Shareholders.

                                              COMMON STOCK OWNERSHIP

     The following table sets forth the beneficial holdings as of October 12, 1998, of each Director and Named Executive Officer (as defined under the heading "Executive Compensation") and all Directors and Executive Officers as a group. The Corporation is aware of no person who beneficially owns more than five percent of the Corporation's Common Shares.


    Name of Beneficial Owner or                  Voting and            Total %
    Identity of Group                         Investment Power         of Class

    Dean Belbas, Director                         46,886 (1)              *
    Donald C. Wegmiller, Director                 54,947 (2)              *
    Seymour J. Mansfield, Director               158,575 (3)             1.3
    Whitney A. McFarlin, Director                    --                   --
    Robert G. Dutcher, Director,                 197,321 (4)             1.6
       President & Chief Executive Officer
    Russel E. Carlson, Vice President of          72,743 (5)              *
       Finance and Chief Financial Officer
    Irving R. Colacci, Vice President,            75,222 (6)              *
       Legal Affairs & Human Resources,
       General Counsel and Secretary
    James G. Gustafson, Vice President of         64,563 (7)              *
       Regulatory/Clinical Affairs
    Robert J. Scott, Vice President              118,719 (8)              *
       Manufacturing Operations
    Directors and Executive Officers
       as a Group (11 persons)                   847,428 (9)             6.9

     (1) Includes 29,746 shares issuable upon exercise of currently exercisable options.

     (2) Includes 40,947 shares issuable upon exercise of currently exercisable options.

     (3) Includes 35,164 shares issuable upon exercise of currently exercisable options and 15,000 shares owned by children.

     (4) Includes 150,250 shares issuable upon exercise of currently exercisable options.

     (5) Includes 59,150 shares issuable upon exercise of currently exercisable options.

     (6) Includes 66,875 shares issuable upon exercise of currently exercisable options.

     (7) Includes 56,350 shares issuable upon exercise of currently exercisable options.

     (8) Includes 90,900 shares issuable upon exercise of currently exercisable options.

     (9) Includes 572,882 shares issuable upon exercise of currently exercisable options.

     * Denotes ownership of less than 1% of shares outstanding


                              ELECTION OF DIRECTORS
                              (Proposal Number One)

     At the Annual Meeting, five Directors will be elected to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

     Unless instructed not to vote for the election of Directors or not to vote for any specific nominee, the Proxy will vote FOR the election as Directors of the five nominees named below. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, which events are not anticipated, the Proxy may vote for such other person as he, in his discretion, may determine.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS THAT THE NOMINEES LISTED BELOW BE ELECTED.

     Information Concerning Nominees. The following information concerning principal occupation has been furnished by the nominees. Each of the nominees has held the principal occupation for more than the past five years, unless otherwise indicated.

                                                                                 Director         Committee
Director Nominees                   Principal Occupation               Age        Since           Positions

Dean Belbas                   Retired. Former Senior Vice President,    66       1984          Executive and
                              Director of Investor Relations, General                          Compensation
                              Mills, Inc., Minneapolis,                                        Committees
                              Minnesota, since January 1993.
                              Prior thereto, Vice President,
                              Director of Corporate
                              Communications, General Mills, Inc.,
                              Minneapolis, Minnesota.

Donald C. Wegmiller           President and CEO, Management             60       1987          Executive, Audit,
                              Compensation Group/Health Care,                                  and Compensation
                              Minneapolis, Minnesota, since                                    Committees
                              April 1993.  Prior thereto, President
                              & CEO, Health One Corporation,
                              Minneapolis, Minnesota.
                              Director, Minnesota Power & Light
                              Company, HBO & Co.,
                              Medical Graphics Corporation,
                              LecTec Corporation, and Select Care.

Seymour J. Mansfield          Officer and Shareholder, Mansfield,       53       1987          Executive, Audit,
                              Tanick & Cohen, P.A., Attorneys,                                 and Compensation
                              Minneapolis, Minnesota.                                          Committees

Whitney A. McFarlin           Chairman of the Board of Directors        58       1998          Audit Committee
                              of Angeion Corporation.  From 1993
                              to July 1998, President, CEO and
                              Chairman of the Board of Angeion
                              Corporation.  Director, Autonomous
                              Technologies.


Robert G. Dutcher             President and Chief Executive             53       1993          Executive
                              Officer of the Corporation since                                 Committee
                              October 1993; Executive Vice President
                              from December 1992 to October 1993;
                              President, Possis Holdings, Inc.,
                              since 1987.


     Meetings. During fiscal year 1998, the Board of Directors had four regular meetings and one special meeting. Actions were also taken by written consent. All director nominees attended at least 75% of all meetings of the Board and the Committees of which they are members.

     Committees. The Corporation has established four committees to address the Corporation's business: the Executive Committee met seven times during fiscal year 1998, four times by telephonic meeting and three times in person. The Executive Committee is responsible for exercising the authority of the Board during the intervals between meetings of the Board, for performing the functions of a nominating committee, and for formulating and recommending general policies for Board consideration. The Audit Committee met once during fiscal year 1998 and is responsible for reviewing the scope and the results of the annual independent audit of the books and records of the Corporation and to review compliance with all Corporate financial policies as approved by the Board. The Medical Advisory Committee did not meet formally during fiscal year 1998 and is responsible for providing information and recommendations to the Board on technical medical issues and considerations, as the need arises, that may have an impact on the Corporation's business strategies, policies, and research and development projects. The Compensation Committee met three times during fiscal 1998, twice in person and once telephonically, and is responsible for defining and administering the Corporation's executive compensation policy.

     Director Fees. With the exception of the Chairman of the Board, each outside Director receives $2,000 as an annual retainer. Mr. Wegmiller receives an $8,000 annual retainer as Chairman. Each outside Director also receives $500 for each Board meeting attended and $200 for each teleconference Board meeting attended. Outside Directors sitting on the Executive Committee receive an additional $4,000 annual retainer. All committee chairmen receive an additional $3,000 annual retainer. The chairmen of the Compensation and Audit Committees each also receive $500 per meeting; the members receive $250 per meeting. Total fees of $59,100 were earned by outside Directors during fiscal 1998.

     Pursuant to the Corporation's 1992 Stock Compensation Plan, each outside Director may elect to receive Director fees in the form of discounted stock options. Each Director must make an election on or before June 1 of each year with regard to fees that would otherwise be payable for that calendar year. The exercise price of the options is 50% of the fair market value on the date of grant, which is January 2 of the year following the year for which the fees are earned. Each option becomes exercisable in full six months following the date of grant, is exercisable for 10 years following the date of grant, and is subject to the general restrictions on exercise and transferability applicable to stock options issued to employees. The number of shares subject to each option is calculated by dividing the fees owed to the particular Director by the dollar amount of the discount from fair market value in the exercise price. All eligible current outside Directors elected to receive discounted stock options in lieu of cash payment of director fees for calendar year 1998.

     On January 2, 1998, all current eligible outside Directors received discounted stock options in lieu of cash payments of fees for calendar year 1997. These options were granted pursuant to elections made in May 1997. A total of 7,465 options at an exercise price of $5.50 were granted to current directors. An additional 1,409 shares were granted to one director who retired from the Board in August 1998. Options that would have been issued to a second director, who retired in December 1997, were converted to a cash payment equal to fees earned.

     The Corporation's 1992 Stock Compensation Plan provides for the annual grant of options to purchase 3,000 Common Shares to outside Directors. The exercise price of these options must be at least 100% of the fair market value at date of grant. The date of grant is the first business day of each calendar year. The options vest ratably over a four-year period and expire ten years after the date of grant. During fiscal 1997, 15,000 options were granted to outside Directors under this Plan at an exercise price of $11.00.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid for services rendered to the Corporation and its subsidiaries during each of the three fiscal years ended July 31, 1998, 1997 and 1996, to the President and CEO of the Corporation and the Corporation's four other highest paid executive officers who received salary and bonus in excess of $100,000 during fiscal year 1998 ("Named Executive Officers"):


        Name and                                                             Long-Term
    Principal Position                                                  Compensation Awards
                                                                                    Securities
                                      Year    Annual Compensation     Restricted    Underlying      All Other
                                              Salary    Bonus(1)      Stock Award   Option (2)    Compensation (3)
                                                ($)         ($)            ($)       SARs (#)           ($)
    Robert G. Dutcher                 1998    155,577     46,000      172,500(4)      30,000          4,672
       President and                  1997    145,746     46,300          --          24,000          3,078
       Chief Executive Officer        1996    137,720     50,000       29,500(5)      25,000          3,321

    Russel E. Carlson                 1998     98,919     20,000       86,250(6)      20,000          3,495
      Vice President, Finance         1997     91,890     19,700          --          14,300          3,440
      Chief Financial Officer         1996     87,397     19,400       59,000(7)      15,100          3,204

    Irving R. Colacci                 1998     98,788     20,000       86,250(6)      20,000          3,567
      Vice President,                 1997     93,890     20,100          --          14,300          3,511
      Legal Affairs & Human           1996     90,711     19,700       59,000(7)      14,800          3,327
      Resources,  General
      Counsel and  Secretary

    James D. Gustafson                1998     95,346     20,000       86,250(6)      20,000          3,621
       Vice President,                1997     89,890     19,700          --          14,600          3,369
       Quality Systems,               1996     86,078     19,100       59,000(7)      15,100          3,161
        Regulatory/Clinical Affairs

    Robert J.Scott                    1998     94,106     19,000       86,250(6)      20,000          2,871
      Vice President,                 1997     92,820     19,300          --          14,300          3,346
      Manufacturing Operations        1996     86,079     18,700                      14,800          3,032


     (1) Cash bonuses shown are awarded following end of fiscal year, based on fiscal year performance.

     (2) Stock options shown are awarded following end of fiscal year, based on fiscal year performance, and vest over a four-year period.

     (3) Includes only Company matching contributions to its 401(k) Plan.

     (4) Mr. Dutcher was granted 12,000 shares of restricted stock, of which 4,000 shares vested on September 24, 1998, 4,000 shares vest on September 24, 1999, and 4,000 shares vest on September 24, 2000. The dollar value shown represents the fair market value of the stock on the date of grant, September 24, 1997.

     (5) Mr. Dutcher was granted 2,000 shares of restricted stock, of which 1,000 shares vested on June 3, 1996 and 1,000 shares vested on June 3, 1997. The dollar value shown represents the fair market value of the stock on the date of grant, February 28, 1996.

     (6) Mssrs. Carlson, Colacci, Gustafson and Scott were each granted 6,000 shares of restricted stock of which 2,000 shares vested on September 24, 1998 and 2,000 shares vest on September 24, 1999 and 2,000 shares vest on September 24, 2000. The dollar value shown represents the fair market value of the stock on the date of grant, September 24, 1997.

     (7) Mssrs. Colacci, Carlson, and Gustafson were each granted 4,000 shares of restricted stock, of which 2,000 shares vested on June 3, 1996 and 2,000 shares vested on June 3, 1997. The dollar value shown represents the fair market value of the stock on the date of grant, February 28, 1996.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning stock option grants to Named Executive Officers during fiscal year 1998.

                        Individual Grants

                      Number of      Percent of
                      Securities       Total                                        Potential Realizable
                      Underlying    Options/SARs   Exercise or                      Value at Assumed Annual
                     Options/SARs    Granted to     Base Price                      Rates of Stock Price
        Name         Granted (#)    Employees in      ($/Sh)    Expiration Date(1)  Appreciation for Option
                                  Fiscal Year (%)                                   Term(2)
                                                                                      5% ($)       10% ($)

Robert G. Dutcher       24,000          8.8           14.375    September 24, 2007    216,969      549,841
Russel E. Carlson       14,300          5.2           14.375    September 24, 2007    129,277      327,614
Irving R. Colacci       14,300          5.2           14.375    September 24, 2007    129,277      327,614
James D. Gustafson      14,600          5.3           14.375    September 24, 2007    131,989      334.487
Robert S. Scott         14,300          5.2           14.375    September 24, 2007    129,277      327,614


     (1) All option grants shown vest in four equal annual installments beginning one year following the September 24, 1997 grant date.

     (2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission (the "SEC") and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.


     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information concerning stock option exercises and the value of unexercised options at July 31, 1998, for the Named Executive Officers.

                                                               Number of Securities
                                                                   Underlying         Value of Unexercised
                                                              Unexercised Options     In-The-Money Options
                                                               at Fiscal Year-End    at Fiscal Year-End (1)
                                                                      (#)                     ($)
                           Shares Acquired   Value Realized       Exercisable/            Exercisable/
              Name          Upon Exercise         ($)            Unexercisable           Unexercisable
                                 (#)
       Robert G. Dutcher        6,000            54,000          134,750/55,250            305,663/0
       Russel E. Carlson        1,750            8,312           43,925/33,875              31,375/0
       Irving R. Colacci          --               --            51,926/33,500             107,751/0
       James D. Gustafson         --               --            40,800/30,400              35,000/0
       Robert J. Scott          3,000            27,000          80,650/33,350             169,298/0

     (1) The dollar values shown are calculated by determining the difference between the fair market value of the common stock underlying the options at fiscal year-end and the exercise price of the options. The closing price of the stock on July 31, 1998 was $9.25.


                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") consists of three independent outside directors. The Committee is responsible for defining and administering the Company's executive compensation policy.

Introduction

     The Corporation's compensation program is intended to attract and retain the highest quality personnel possible consistent with the Corporation's resources. The current overall compensation program reflects the continuing need to maintain competitive levels of compensation in the face of a tight job market, particularly for the highly skilled employees necessary for the Corporation's continuing growth.

     Compensation decisions for fiscal 1998 were guided by the belief that 1998 was a transitional year in the development of the Corporation and in the development of appropriate criteria to be applied by the Committee in determining appropriate compensation. While decisions on base salary and on the types of cash and equity-based compensation awarded continued to be guided by the general compensation philosophy adopted by the Committee in 1993, the scope and amounts of such awards reflect a movement toward establishing performance criteria that are more heavily weighted on financial and commercialization goals, with relatively less emphasis on research and product development milestones compared with recent years. As the Corporation commercializes more of its products, corporate and individual performance measures will reflect a greater emphasis on meeting financial goals, sales targets, financing requirements and research and development necessary to support sales growth.

     Awards for fiscal year 1998 performance reflect that while the Corporation did not meet its sales revenue and financial performance goals, it did achieve satisfactory results relating to research and development, regulatory milestones and product placement objectives. Total incentive awards for 1998 were, therefore, substantially similar to 1997, but lower when measured as a percentage of base salaries.

Program Elements

     Compensation of executive management and key managerial and technical personnel is based on three types of compensation: a) base salaries; b) annual cash incentives; and c) long term equity-based compensation.

(a)       Base Salaries

     Base salaries are determined and adjusted consistent with a policy of rewarding performance and maintaining competitive salary levels necessary to retain and attract quality personnel. Emerging companies continue to be used for comparison purposes because the Corporation has not yet achieved profitability. During the transition to commercialization and in the absence of sizable revenues and profitable operations, the Corporation does not have the financial resources to match salaries offered by larger and profitable medical companies. By augmenting base salary with performance-based incentives and longer term equity-based compensation, and by offering or increasing base salaries as necessary to retain skilled personnel, the Corporation seeks to continue to attract and retain quality technical and management personnel despite limited financial resources. Annual increases in base salaries for existing officers are awarded based on merit and on the degree of responsibility held by each officer. Increases are also given, as appropriate, to reflect changes in job responsibility and authority, and to acknowledge and reward superior performance. Base salary increases granted January 1, 1998 ranged from 4.3% to 6.7%.

(b) Annual Cash Incentives

     The Corporation provides executives with an opportunity to earn annual cash incentive awards pursuant to an Incentive Compensation Plan that incorporates objective guidelines and conditions incentive awards on corporate and individual performance. A revised Plan has been implemented for 1999, following an extensive review and evaluation of the existing Plan in relation to similarly situated companies in the medical device industry. The revised Plan will continue existing compensation philosophies and programs, but will be adjusted to offer opportunities for awards competitive with similar companies, and to apply appropriate corporate and individual performance objectives reflecting the Corporation's transition from an emerging research and development driven organization to one actively commercializing its products.

     Cash incentives are awarded annually and are used to reward officers and other key employees for achievement of corporate financial and technical milestones, as well as for individual performance. Cash incentives were awarded in September 1998 to 45 employees (excluding the CEO) to reflect fiscal year 1998 performance. The incentive pool of $163,000 reflects the Compensation Committee's evaluation of corporate performance. Awards granted represented a modest increase over the $160,800 awarded to eight fewer employees one year ago.

 (c)      Long-term Equity-based Compensation

     The major component of the Corporation's long-term equity-based compensation program consists of stock options awarded under the Corporation's 1992 Stock Compensation Plan. Stock options are intended by the Committee to maximize individual performance and align management interests with that of the shareholders. Stock options have historically been granted annually to officers and other key employees based on progress toward achievement of long-term strategic objectives, technical and regulatory milestones, and corporate financial performance goals. Stock option awards of 215,000 shares to a total of 45 employees (excluding the CEO) were approved in September 1998 to reward performance during fiscal year 1998 and, significantly, to provide an incentive toward achievement of specified corporate and individual performance objectives into the future. The September 1998 awards represent an increase of eight recipients and 71,200 stock options over one year ago.

     The increase in stock option awards reflects the Committee's periodic review of the size of option grants awarded by other similar companies and an emphasis on stock options as an incentive for future performance.

     The second component of the Corporation's long-term compensation system is a restricted stock program originally instituted in June 1993, primarily as a vehicle to retain key officers. Based on its assessment of the need to utilize this form of equity compensation to retain key employees in addition to officers, in light of the Corporation's financial resources and its need to compete with compensation packages offered by other medical companies, the Corporation expanded its restricted stock program to include additional key employees. In September 1997, the Corporation granted a total of 44,250 shares of restricted stock to a total of 23 officers and key management personnel (excluding the CEO). These grants are prospective, in that they are not based on past performance, are contingent on continual employment with the Corporation, and vest in equal installments over 3 years. Future grants will depend on an assessment of how this type of equity compensation supports the overall compensation program.

CEO Compensation

     Robert G. Dutcher, as President and CEO of the Corporation, participates in the general compensation program of the Company, as described above, along with all other key employees. Mr. Dutcher's base salary is set at a level determined by the Committee to be appropriate for the scope of his responsibilities and his individual performance as an officer of the Corporation. During 1998, Mr.
Dutcher's base salary was increased 6.7% to recognize favorable individual performance and increasing responsibilities. Mr. Dutcher received a cash bonus equal to 31% of base salary and a grant of 24,000 stock options in September 1997 to reward fiscal year 1997 performance. Mr. Dutcher received a cash bonus of 29% of base salary and 30,000 stock options in September 1998 to reward corporate and individual performance during fiscal year 1998. A grant of 12,000 shares of restricted stock was awarded in September 1997 as part of the restricted stock program implemented for officers and other key management personnel as described above. These cash and equity awards reflect the Committee's judgment as to Mr. Dutcher's individual performance and the overall performance of the Corporation in commencing commercialization and achieving financial, regulatory and technical milestones.

     At this time the Committee has no formal, written plan for CEO compensation separate and apart from the Corporation's general compensation philosophy and the Incentive Compensation Plan. Until a plan specific to the CEO is developed, CEO compensation will be based on corporate and individual performance measured against established guidelines and objectives. Current guidelines and objectives are contained in the Corporation's 1999-2003 Strategic Plan, as approved by the Board.


                Compensation Committee of the Board of Directors

                              Dean Belbas, Chairman
                               Donald C. Wegmiller
                              Seymour J. Mansfield

PERFORMANCE GRAPH

     Set forth below are two graphs showing the five-year cumulative returns through July 31, 1998 of Possis Medical, Inc. Common Stock as compared with (1) Standard and Poor's Medical Products and Supplies Index and Standard and Poor's 500 Stock Index; and (2) Nasdaq Stock Market Index (U.S. companies only) and a peer group index comprised of seven companies in the medical device industry with operations similar in size to Possis Medical, Inc. (the"Peer Group"). Both graphs assume an investment of $100.00 in the Company's Common Stock in each of the indexes on July 31, 1993, and the reinvestment of all dividends.

     In the future, the Company intends to compare the return on its Common Stock to the Nasdaq Stock Market Index (U.S. companies only) and the Peer Group Index. Possis Medical, Inc. is included in the Nasdaq Stock Market Index (U.S. companies only) and is similar in size and stage of commercialization as the other companies in the Peer Group. The Nasdaq Stock Market Index does not have an index specifically for medical devices. The Company believes that the entities comprising the Peer Group are more representative of the Company's current medical device operations than those much larger entities that comprise the Standard and Poor's Medical Products and Supplies Index.

     The Company will provide shareholders with a list of all companies that comprise the Peer Group Index upon written request made to the Company at its principal place of business in Minneapolis, Minnesota.

                                  1993         1994           1995            1996           1997         1998

Possis Medical, Inc.             100.00        61.90         132.14          145.24         136.90        88.10

S&P 500 Index                    100.00       105.16         132.62          154.59         235.19       280.54

S&P Medical Products &
  Supplies Index                 100.00       108.15         171.28          197.45         306.38       387.30



                                  1993         1994           1995            1996           1997         1998

Possis Medical, Inc.             100.00        61.90         132.14          145.24         136.90        88.10

Nasdaq US Index                  100.00       102.91         144.52          157.42         232.29       274.14

Peer Group Index                 100.00        80.33         183.11          123.90         142.75       123.26


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Seymour J. Mansfield, a Director of the Corporation, is a shareholder in a law firm that performs legal services for the Corporation from time to time. The amount of fees paid by the Corporation during fiscal 1998 to Mr. Mansfield's law firm does not exceed five percent of that firm's gross revenues for its last full fiscal year.


             SECTION 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that Executive Officers and Directors of the Corporation and persons who own more than 10% of a registered class of the Corporation's equity securities file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1998 and written representations from certain reporting persons, the Corporation believes that, with one exception, all filing requirements applicable to its Executive Officers and Directors have been complied with. The Form 3 Initial Statement of Beneficial Ownership of Securities on behalf of T.V. Rao, which has now been filed, was not filed within ten days of Mr. Rao's assumption of duties as an officer of the Corporation. The Corporation is aware of no person who owns more than 10% of the Corporation's Common Shares.

                      APPROVE THE ISSUANCE OF COMMON STOCK
                        UPON CONVERSION OF THE COMPANY'S
              SERIES A 5% CONVERTIBLE DEBENTURES DUE JULY 15, 2004
                              (Proposal Number Two)

     On July 15, 1998, the Corporation issued in a private placement (the "Private Placement") an aggregate principal amount of $12,000,000 of the Corporation's Series A 5% Convertible Debentures Due July 15, 2004 (the "Debentures"). The Debentures are convertible into Common Stock of the Corporation, subject to certain restrictions, at variable conversion rates. As a result of the variable conversion price, the number of shares of Common Stock issuable upon conversion of the Debentures cannot be determined. On July 15, 1998, and based upon the initial conversion price of $14.79, a total of 811,359 shares of Common Stock would have been issuable upon conversion of all of the outstanding Debentures. If the variable conversion rate were in effect as of October 16, 1998, the conversion price as of such date would have been $4.7595 per share, for a total of 2,521,273 shares.

     In connection with the Private Placement, the Company also issued to the holders of the Debentures a total of 110,640 warrants to purchase shares of Common Stock of the Company, with an exercise price equal to $15.578 per share. The warrants are exercisable for a period of four years from the date of their issuance.

     The terms of the Debentures require that the Company seek shareholder approval if the issuance of the number of shares of Common Stock upon conversion of the Debentures exceeds 20% of the outstanding Common Stock of the Company as of the date of the transaction on July 15, 1998 (2,443,724 shares). Such shareholder approval is necessary in order to comply with applicable rules of the Nasdaq Stock Market, Inc., which limits the Company's ability to issue such shares absent such approval.

Debentures

     The Debentures were issued to certain purchasers pursuant to a Convertible Debenture Purchase Agreement, dated as of July14, 1998, and are convertible into shares of Common Stock. The price at which the Debentures may be converted and the maximum number of shares available for conversion may vary depending on the date of the conversion and the trading price of the Common Stock prior to conversion. Between July15, 1998 and for a period of 180 days thereafter, the Debentures are convertible, at the option of the holder thereof, at a price of $14.79 per share. Between the 181st day and 365th day following July 15, 1998 (the "Second Period"), the Debentures are convertible, at the option of the holder thereof, at the lesser of $14.79 or the average of the closing bid prices for any 10 consecutive trading days selected by the holder during a look-back period consisting of 30 consecutive trading days prior to the date of conversion (such lesser amount, the "Conversion Price"), subject to a maximum number of shares of Common Stock available for such conversion equal to the amount obtained by dividing (x) the total principal amount of Debentures held by such holder on the first day of the Second Period by (y) 50% of the average closing bid price for the 10 trading days immediately preceding the commencement of the Second Period (the"Initial Maximum Share Number"). From and after the 366th day following July 15, 1998 (the "Third Period"), the Debentures are convertible, at the option of the holder thereof, at the Conversion Price, subject to a maximum number of shares of Common Stock available for such conversion (minus any shares of Common Stock received by the holder upon conversion of Debentures during the Second Period) equal to the greater of (i) the amount obtained by dividing (x) the total principal amount of Debentures held by such holder on the first day of the Second Period by (y) 50% of the average closing bid price of the Common Stock for the 5 trading days immediately preceding the commencement of the Third Period, and (ii) the Initial Maximum Share Number.

     The Debentures are subject to certain conversion restrictions; for example, holders of the Debentures may not convert to the extent that such conversion would result in the holder beneficially owning in excess of 4.999% of the Common Stock of the Company. In addition, the Debentures are convertible at the option of the Company, subject to certain conditions. The Debentures are due on or prior to July 15, 2004, and bear an interest rate of 5% per annum, which is payable in cash or shares of Common Stock of the Company. The Debentures also contain certain antidilution protections.

     The foregoing is a brief summary of certain of the material terms of the Debentures and is not intended to be a complete description thereof. For more complete information regarding the terms of the Debentures, reference should be made to the documents filed as exhibits to the Corporation's Current Report on Form 8-K filed on July 24, 1998.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE DEBENTURES.


                      APPOINTMENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS
                             (Proposal Number Three)

     Deloitte & Touche LLP, independent certified public accountants, have been auditors of the accounts of the Corporation since July 31, 1960. They have been appointed by the Board of Directors of the Corporation for the purpose of auditing the Corporation's accounts in the current fiscal year. Shareholder approval of such appointment is requested. The Board of Directors considers such accountants to be well qualified.

     Representatives of the firm of Deloitte & Touche LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so. In addition, they will be available to respond to appropriate questions.

     In the event that the appointment of Deloitte & Touche LLP should not be approved by shareholders, the Board of Directors will make another appointment to be effective at the earliest feasible time either this fiscal year or the next.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP. The enclosed Proxy will be so voted unless a contrary specification is made.

                              SHAREHOLDER PROPOSALS

     A shareholder proposal to be presented at the Corporation's 1999 Annual Meeting must be received at the Corporation's executive offices, 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003, no later than July 3, 1999, for evaluation as to inclusion in the Corporation's Proxy Statement in connection with such meeting.


                                  MISCELLANEOUS

     The Board of Directors is aware of no matter, other than as described in the Notice, that will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the person named in the Proxy to vote the proxied shares in accordance with his best judgment on such matters.


                                  OTHER MATTERS

     A copy of the Corporation's Annual Report on Form 10-K may be obtained without charge by any beneficial owner of the Corporation's Common Shares on the record date upon written request addressed to Russel E. Carlson, Vice President, Finance and Chief Financial Officer, Possis Medical, Inc., 9055 Evergreen Boulevard N.W., Minneapolis, Minnesota 55433-8003.


                                   By Order of the Board of Directors



                                   IRVING R. COLACCI,
                                   Secretary

Dated:  October 30, 1998